A special meeting of the fund's shareholders was held on May 14, 2008. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.A
	# of Votes	% of Votes
James C. Curvey
Affirmative	5,283,033,775.58	95.146
Withheld	269,544,935.17	4.854
TOTAL	5,552,578,710.75	100.000
Dennis J. Dirks
Affirmative	5,309,249,727.21	95.618
Withheld	243,328,983.54	4.382
TOTAL	5,552,578,710.75	100.000
Edward C. Johnson 3d
Affirmative	5,252,938,642.62	94.604
Withheld	299,640,068.13	5.396
TOTAL	5,552,578,710.75	100.000
Alan J. Lacy
Affirmative	5,300,188,165.66	95.455
Withheld	252,390,545.09	4.545
TOTAL	5,552,578,710.75	100.000
Ned C. Lautenbach
Affirmative	5,297,558,579.14	95.407
Withheld	255,020,131.61	4.593
TOTAL	5,552,578,710.75	100.000
Joseph Mauriello
Affirmative	5,303,242,593.91	95.510
Withheld	249,336,116.84	4.490
TOTAL	5,552,578,710.75	100.000
Cornelia M. Small
Affirmative	5,306,804,229.45	95.574
Withheld	245,774,481.30	4.426
TOTAL	5,552,578,710.75	100.000
William S. Stavropoulos
Affirmative	5,284,506,192.07	95.172
Withheld	268,072,518.68	4.828
TOTAL	5,552,578,710.75	100.000
David M. Thomas
Affirmative	5,308,375,429.85	95.602
Withheld	244,203,280.90	4.398
TOTAL	5,552,578,710.75	100.000
Michael E. Wiley
Affirmative	5,304,369,992.98	95.530
Withheld	248,208,717.77	4.470
TOTAL	5,552,578,710.75	100.000
PROPOSAL 2
To amend the Declaration of Trust to reduce the required quorum for future shareholder meetings.A
	# of Votes	% of Votes
Affirmative	4,180,350,765.24	75.287
Against	812,580,433.39	14.634
Abstain	292,815,961.45	5.274
Broker Non-Votes	266,831,550.67	4.805
TOTAL	5,552,578,710.75	100.000

A Denotes trust-wide proposal and voting results.